Exhibit 10.2
Consulting and Services Agreement
Dated: January 1, 2020
This Consulting and Services Agreement (this “Agreement”), is entered into by and between
SWM Luxembourg SARL, a limited liability company (société à responsabilité limitée) established under the laws of Luxembourg and having its principal offices at 17, rue Edmond Reuter, L-5326, Contern, Luxembourg (the “Company”),
AND
Michel Fievez, 484A, Route De Thionville, L-5886 Alzingen, an individual based in Luxembourg (the “Consultant”), the “Parties” and individually a “Party.”
Whereas:

A.
Consultant is a former employee of the Company having know-how, knowledge and skills in the field of production, marketing and sales of various types of cigarette paper, botanical-based papers, and reconstituted tobacco, as well as the cigarette industry generally (the "Field"); and

B.	Company is engaged in the business of manufacturing and sale of paper and reconstituted tobacco (the “Industry”), and

C.	Company requires certain consulting services using the type of know-how, knowledge and skills described in Recital A;
NOW, THEREFORE, the parties hereto agree as follows.

1.	CONSULTING SERVICES

a.	Services

(a)
Consultant shall provide Company with consulting and advice, either in person, by telephone or in writing, as needed (the “Services”) and such other work as Company may reasonably request in writing through its representatives for the period and upon the terms and conditions hereinafter provided.

(b)	For each consulting task, Consultant shall deliver advice orally or in writing, as appropriate.

(c)
Payments for Services hereunder to Consultant shall be due and owing whether any Services are requested and, in the event Company requests significant consulting services of Consultant, the Company and Consultant shall agree on additional compensation.

b.	Payment for Services; Expenses

(a)
In consideration of the Services performed by Consultant, Company shall pay Consultant lump-sum gross amount € 10,950 (ten thousand nine hundred fifty euros) per month (excluding travel time to and from principal place of residence, VAT excluded).

(b)
Company will reimburse Consultant for any reasonable travel and related expense incurred in connection with the Services, provided that such expenses are supported with appropriate documentation. Such travel costs shall comply with the Company rules and limits of authorization for professional travels (details shall be sent to the Consultant upon request).

(c)
Company will provide supplemental health insurance while the Agreement remains in effect with SWM either (i) contributing to Consultant’s current supplemental Luxembourg health insurance premiums the same dollar amount that Company contributed to Consultant when he was an employee of the Company or (ii) paying a sum that, after deduction of all taxes and social charges, will correspond to the gross (all taxes included, notably any additional tax burden for Consultant from an income tax perspective) cost of the supplemental insurance premium.

(d)
Within 30 days after any month, Consultant shall submit an invoice and proof of reasonable expenses if any to Company relevant entity. Payments will be made promptly (and in any event no more than 30 days) after receipt of the invoice.

2.	TERM AND TERMINATION

a.
This Agreement shall commence on the date set forth above (the “Effective Date”) and shall terminate on March 31, 2022 (the “Term”). It can be extended if deemed necessary by an amendment to this contract, executed by the parties.

b.	Notwithstanding the expected term hereof:

(a)	Consultant may terminate this Agreement without penalty:

i.	for convenience by at least ninety (90) days ’ prior written notice and

ii.
for material breach of this Agreement on the part of the Company by at least thirty (30) days’ prior written notice. In such case, the Company shall pay to the Consultant within fifteen (15) days damages equal to the total of remaining Payment for services until the Term according to Article 1.2 a) of the present agreement.

(b)
The Company may terminate this Agreement without penalty by giving the Consultant at least thirty (30) days’ prior written notice, but only for material breach of this Agreement on the part of the Consultant.

3.	EXCLUSIVITY
So long as this Agreement remains in effect, Consultant shall not provide as an employee, consultant or otherwise, directly or indirectly, under payment or free of charge any services to any person or entity in respect of the production, distribution and/or selling of the products that are similar in functionality to or competing in the market any product of the Company or any company controlling, controlled by, or under common control with the Company, either within Europe or anywhere in the world.

4.	INTELLECTUAL PROPERTY RIGHTS

a.
In consideration of the compensation set forth herein, Consultant and Consultant’s employees, if any, agree to grant, license, release and assign to Company all right, title and interest in all copyrights arising out of the Services provided pursuant to this Agreement. All works of authorship created by Consultant while providing the Services shall be “works made for hire.” Upon request, Consultant shall provide Company with whatever documents, information or materials in Consultant’s possession or reasonably available to Consultant to enable Company to protect its intellectual property rights in any materials produced pursuant to this Agreement.

b.
In consideration of the compensation set forth herein, Consultant and Consultant’s employees, if any, agree to promptly disclose and assign to Company any and all ideas and inventions, patentable or unpatentable, of or relating to anything done in connection with this Agreement or made or conceived which may result from or be suggested by the Services performed. All such ideas and inventions shall be and become the exclusive property of Company, whether or not patent applications are filed thereon, and Consultant shall at any time and from time to time, upon request, at the expense of Company, make application through representatives of Company or its nominees for Patents. Consultant shall promptly provide all reasonable assistance and shall furnish, execute and deliver any and all documents necessary to do any and all acts in securing for Company or Company’s benefit patents in any and all countries. Termination of this Agreement shall not release Consultant from Consultant’s obligations hereunder as to any inventions which, by this Agreement, Consultant has agreed to assign.

5.	CONFIDENTIALITY

a.
For purposes of this Agreement, Confidential Information means all information: (i) relating to the subject matter of the Services; (ii) concerning Company and its products, operations, research and development, inventions, trade secrets, computer software, plans, intentions, market opportunities, processes, methods, policies, recipes, formulae, vendor and customer relationships, finances and other business operations and affairs; (iii) relating to the existence of this Agreement, its terms and the fact that discussions regarding the Services have been undertaken; and (iv) of third parties that Company maintains in confidence, that has been or may be disclosed to Consultant in written and/or other form, through the Consultant’s access to premises, equipment or facilities of Company, or by oral, written, electronic or other communication with or on behalf of Company, in connection with, or incidental to, the Services, and all tangible embodiments of such information, including documents, physical items, samples, compounds, or other materials. The Confidential Information includes any analyses, compilations, studies, notes, minutes of meetings, or other documents, physical or electronic materials, prepared by Consultant in the course of carrying out the Services or otherwise based upon or derived from the information disclosed Company.

b.	During the term of this agreement and at all times following its expiration, Consultant undertakes each of the following:

(a)	To keep all of the Confidential Information Company and every part thereof disclosed to them strictly confidential and not to make any disclosure of the same other than as provided herein;

(b)	Not in any circumstances to disclose or communicate the confidential Information disclosed to them to any other person, company or legal entity whatsoever;

(c)	Not to use the Confidential Information disclosed to them for any purpose other than those of the Services without Company’s prior written consent;

(d)
Not to make copies or reproductions of the Confidential Information disclosed to them except to the extend reasonably necessary for the purposes of the Services, it being understood that all such copies shall be proprietary to Company;

(e)	To deliver up on return all materials or documents containing or relating to the Confidential Information Company immediately upon request, which may be given at any time.

c.
The terms and conditions herein shall take effect and be binding on the Parties hereto from the date of disclosure of any Confidential Information and shall remain in force until such time as all the Confidential Information shall have fallen into the public domain. It shall however cease to apply with respect to:

(a)	such Confidential Information or part thereof which shall come into the public domain otherwise than as a result of a breach of this Agreement; or

(b)	such Confidential Information which may lawfully be in the possession of the Consultant prior to receipt from Company; or

(c)	such Confidential Information which is later received on a non-confidential basis from a third party who has not breached any obligation in making such disclosure.

d.	Any termination of this Agreement shall be without prejudice to the accrued rights of the parties on the date of such termination.

e.	The confidentiality obligation shall remain in force for an indefinite period from the date of signature of this agreement.

f.	Any Party which claims that the other Party has breached the provisions of this article shall bear the burden of bringing to the other Party reasonable proofs supporting such claim.

6.	INDEPENDENT CONTRACTOR
Consultant is and shall remain an independent contractor, and not an employee in the performance of this Agreement. Consultant shall not become the agent, representative, employee or servant of Company as a result of the performance of the Services hereunder, or any part thereof, and no express or implied representations to the contrary are made.

7.	WARRANTY AND INDEMNITY
Consultant warrants and guarantees that:

(a)
Consultant is free of any other commitment with any third parties that would restrict the provisions of services to Company, and that the performance of Consultant’s obligations hereunder will not result in the violation of any intellectual property right or know-how belonging to any third party.

(b)	Consultant is not already engaged in a similar project with third parties in the Industry (as defined in the preamble hereto).

(c)	Consultant will employ the best technical practices, procedures, skill, care and judgment in the performance of the Services,

(d)	The Services shall be performed in the most expeditious and economical manner consistent with Company’s best interests, and

(e)	Consultant shall at all times cooperate with Company so as to further the best interests of Company (but in all cases in compliance with applicable law).

8.	NOTICES
All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by fax e-mail or mail addressed as follows:
If to Company:
SWM Luxembourg SARL
17, rue Edmond Reuter
L-5326, Contern, Luxembourg
If to Consultant:
Michel Fievez
484A, Route De Thionville
L-5886 Alzingen
or to such other address or individual as either party may specify from time to time in writing.

9.	ASSIGNMENT
Consultant shall not assign, subcontract or otherwise transfer this Agreement or any payments due or to become due hereunder without Company’s prior written approval.

10.	PUBLICITY
Consultant shall not publicize in any manner information regarding the existence of this Agreement or its terms without the written consent of Company, provided however, that Consultant shall not be prohibited from making disclosures to the extent required by law or disclosed by Company.

11.	ENTIRE AGREEMENT: AMENDMENT
This Agreement attached hereto constitute the entire understanding between the parties. No waiver, modification or amendment of any term of this Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment and signed by the parties hereto.

12.	GOVERNING LAW - JURISDICTION

a.	This Agreement shall be construed and interpreted in accordance with the laws of Luxembourg.

b.
The Parties hereby agree that the courts of Luxembourg shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceeding, suit or action arising out of or in connection with this Agreement shall be brought before such courts.

* * * * *
IN WITNESS WHEREOF, this Agreement has been executed on behalf of each party as of the day and year first set forth above.
SWM Luxembourg SARL        Michel Fievez

/s/ D. Ronald Surbey          /s/ Michel Fievez

/s/ John Blasko              October 17, 2019